Exhibit 99.2

October 1, 2018

Subject: SST II Announces Agreement to Acquire SSGT

Dear Financial Professional,

This communication serves to inform you of a press release issued today by Strategic Storage Trust II, Inc. (“SST II” or the “Company”) announcing that the Company’s board of directors approved an agreement and plan of merger (the “merger agreement”), whereby SST II acquires Strategic Storage Growth Trust, Inc. (“SSGT”) (the “Proposed Merger”). Under the merger agreement, SSGT will merge with and into a subsidiary of SST II and SSGT’s operating partnership will merge with and into SST II’s operating partnership. As consideration for the Proposed Merger, SST II will pay SSGT’s stockholders a purchase price of $12.00 per share of SSGT’s common stock.

Assuming all of the conditions in the merger agreement are satisfied and the Proposed Merger is consummated in accordance with the terms in the merger agreement, SST II will acquire all of the real estate owned by SSGT, currently consisting of 28 self storage facilities located in 10 states and in the Greater Toronto Area of Ontario, Canada, and comprising an aggregate of approximately 19,300 self storage units and approximately 2.1 million net rentable square feet of storage space. Additionally, SST II will obtain the rights to acquire two self storage facilities currently under contract with SSGT.

The Proposed Merger has been approved by both the special committee of SST II’s board of directors that was formed to evaluate this transaction as well as the SST II board of directors.

The Proposed Merger is expected to close in the first quarter of 2019, subject to certain closing conditions, including approval by SSGT’s stockholders.

Additional information can be found in the Current Report on Form 8-K filed on October 1, 2018.

For more information, please contact investor relations at (866) 418-5144.

About Strategic Storage Trust II, Inc.

SST II is a public non-traded REIT that focuses on stabilized self storage properties. The SST II portfolio currently consists of 83 self storage facilities located in 14 states and Ontario, Canada, comprising approximately 51,300 self storage units and approximately 6.0 million net rentable square feet of storage space.

Cautionary Statement Regarding Forward Looking Statements

This communication may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in SST II’s annual report. This is neither an offer nor a solicitation to purchase securities.